Exhibit 97

Compensation Recovery

Compensation Recoupment Policy (Required by Nasdaq Listing Rule 5608)

Subject to the limited exceptions set forth herein, with respect to the compensation of executive officers and former executive officers subject to this policy as described under “Applicability” below, Monopar Therapeutics Inc. (the “Company”) will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (also known as a big “R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (also known as a little “r” restatement).

For purposes of this policy, “incentive-based compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A “financial reporting measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

Applicability

This policy applies to incentive-based compensation received (as defined below) by a person: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation; (iii) while the Company’s common shares remain listed on Nasdaq (or another national securities exchange or a national securities association); and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described under “Compensation Recovery” above (plus any transition period to the extent required by Nasdaq rules in the event of a change in fiscal year).

For purposes of clause (iv) above, the date the Company is required to prepare such an accounting restatement is the earlier of: (1) the date the board of directors (the “Board”), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such an accounting restatement; and (2) the date a court, regulator, or other legally authorized body directs the Company to prepare such an accounting restatement.

For purposes of this policy, “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this section would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K.

For purposes of this policy, incentive-based compensation is deemed “received” in the fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

This policy only applies to incentive-based compensation received (as defined above) on or after October 2, 2023.

Determination of Amount Subject to Recovery

The amount of incentive-based compensation subject to recovery under this policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid.

For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq as provided by the rules thereof.

Limited Exceptions

The Company must recover erroneously awarded compensation in compliance with this policy except to the extent that one of the exceptions described in this section is applicable, and the Company’s Compensation Committee, or in the absence of such a committee or in the event it is not comprised solely of independent directors, a majority of the independent directors serving on the Board, has made a determination that recovery would be impracticable.

The exceptions referred to in the previous paragraph are as follows:

Direct Third-Party Expense Exceeds Recoverable Amount. The direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq as provided by the rules thereof.

Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

No Indemnification or Insurance

The Company will not indemnify or insure any executive officer or former executive officer against the loss of erroneously awarded compensation

Disclosure

The Company will comply with all disclosure requirements with respect to this policy in accordance with the requirements of the applicable securities laws and Nasdaq rules.

No Duplication of Recovery

To the extent that any compensation recoverable under this policy is also recoverable other than pursuant to this policy, including pursuant applicable law such as Section 304 of the Sarbanes- Oxley Act or pursuant to any other policy or agreement of the Company, then this policy will be administered in order to avoid duplicative recovery to the extent permitted by applicable law and Nasdaq rules. If any amounts that would also be recoverable hereunder have already been reimbursed by a person to the Company pursuant to applicable law or another policy or agreement, such amounts may be credited against amounts recoverable from such person hereunder.

Administration

This policy will be administered by the Company’s Compensation Committee, or in the absence of such a committee or in the event it is not comprised solely of independent directors, a majority of the independent directors serving on the Board (the “Administrator”).

This policy is intended to comply with Nasdaq Listing Rule 5608 and the applicable provisions Rule 10D-1 under the Securities Exchange Act of 1934, and shall be administered and interpreted in a manner consistent with such rules and the applicable guidance of Nasdaq and the Securities and Exchange Commission with respect thereto.

Subject to the foregoing, the Administrator is authorized to interpret this policy and to make all determinations necessary, appropriate or advisable for the administration of this policy. Any interpretations or determinations made by the Administrator shall be final and binding on the Company and all affected individuals